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                                                                    Exhibit 10.1





                        MRO SOFTWARE, INC. & SUBSIDIARIES

                          YEAR ENDED SEPTEMBER 30, 2002

                              EXECUTIVE BONUS PLAN




                                November 9, 2001


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                               MRO SOFTWARE, INC.
                          YEAR ENDED SEPTEMBER 30, 2002
                              EXECUTIVE BONUS PLAN


1.   PURPOSE

     The purpose of the FY2002 Executive Bonus Plan ("Plan") is to provide key management employees of MRO Software, Inc. with an incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, to join the common interest of the Company and key executives, and to attract and retain executives of exceptional ability.

2.   ADMINISTRATION

     2.1 The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will base all decisions and awards on quarterly and annual financial statements filed with the Securities and Exchange Commission.

     2.2 By adoption of this Plan the Board has deemed eligible those individuals named in Appendix I. The Board shall have full and complete authority and discretion to make binding decisions on the administration of the Plan and shall adopt such rules and regulations and make all other determinations deemed by it necessary or desirable for the administration of the Plan.

     2.3 The Compensation Committee and Board of Directors of the Company shall have the authority to amend or terminate the Plan, provided, however, that if the Plan is amended or terminated, the Company shall be required to complete payment to each Participant of the amount which that Participant otherwise would have received based on the provisions set forth in paragraph 7.2.

3.   DEFINITIONS

     3.1  PLAN YEAR means the fiscal year ended September 30, 2002.

     3.2 PLAN QUARTER means each of the three-month periods ended December 31, 2001, March 31, 2002, June 30, 2002, and September 30, 2002.

     3.3 PARTICIPANT means any executive of the Company who is designated in Appendix I.

     3.4 PERMANENT DISABILITY, means a Participant's inability, as a result of illness, incapacity, disease or calamity to perform a substantial part of his primary job responsibilities as set forth in his employment contract or job description for any concurrent six month period.


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     3.5  PLAN means this FY2002 Executive Bonus Plan.

     3.6 Except as otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     3.7 COMPANY means MRO Software, Inc. and its subsidiaries included in the consolidated financial statements.

     3.8 PLAN NET INCOME means net income as disclosed in the consolidated quarterly financial statements of the Company, before deductions and additions of:

          (i) Extraordinary items as defined under US generally accepted accounting principles.

          (ii) One time expense adjustments arising out of any acquisition accounted for as either a pooling or purchase.

          (iii) Goodwill/purchased intangible assets arising out of acquisitions.

     3.9 PLAN REVENUE means total revenues as disclosed in the consolidated quarterly financial statements of the Company.

4.   ELIGIBILITY AND PARTICIPATION

     Executives eligible for bonuses under the Plan shall be those individuals specified in Appendix I.

5.   BONUS FUNDING MECHANISM

     5.1  The on-target bonus Fund will be determined as follows:

          (a) Each Participant will be eligible to receive up to 60% of on-target funded bonus if the Company achieves quarterly and annual Plan Revenues and Net Income as stated in Appendix II.

          (b) The percentage of the on-target bonus described in Appendix I earned by each Participant on achievement of the amounts stated in Appendix II in respect of each quarter and year end is:

               (i)      Q1      5% based on revenue, 5% based on earnings
               (ii)     Q2      5% based on revenue, 5% based on earnings
               (iii)    Q3      5% based on revenue, 5% based on earnings
               (iv)     Q4      5% based on revenue, 5% based on earnings
               (v)    Year end  10% based on revenue, 10% based on earnings


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          (c)  In the event that the achievement in any quarter or for the year is less than the amounts stated in Appendix II, but is equal to or greater than 95% of the amount in question, then a partial bonus shall be paid to each participant. The partial bonus shall be equal to the actual achievement divided by the amount stated in Appendix II times the on-target bonus the participant would otherwise have earned.

          (d) In the event that the achievement in any quarter or for the year is greater than the amounts stated in Appendix II, than an incremental bonus shall be paid to each participant. The incremental bonus shall be equal to the actual achievement divided by the amount stated in Appendix II times the on-target bonus the participant would otherwise have earned, except that the incremental bonus in each instance shall not be greater than 125% of the on-target bonus the participant would have received in respect of the individual quarterly or annual earnings or revenue based component.

          (e) 20% of the on-target bonus described in Appendix I earned by each participant shall be based on a 100% share price appreciation. The calculation for this portion of the year end bonus shall be as follows: an amount equal to .20% of the on-target year end bonus shall be earned by each participant for each 1% increase in the share price. The increase in share price shall be the difference between the share price at the beginning of FY2002 and the share price at the end of FY2002, adjusted for any future stock splits, as further defined in this paragraph. The share price at the beginning of FY2002 shall be $10.20, which is the share price as of the close of trading on September 28, 2001, the last day of the previous fiscal year. The share price at the end of FY2002 shall be the average of the closing share price on each of the ten trading days commencing on September 24, 2002 and ending on October 7, 2002.

               By way of example, if the share price at the end of FY2002 is calculated to be $20.40, (a 100% increase over the share price close on September 28, 2001 of $10.20) each participant would earn 100 times .20 or 20% of the specified on-target bonus as set forth in Appendix I on account of share price appreciation. In no event shall the amount earned by each participant on account of share price appreciation be greater than 60% of on-target bonus. In the event an individual is not employed at the beginning of a fiscal year, the closing price on their first day of employment shall be used as the starting share price for the purpose of calculating share price appreciation during the balance of the fiscal year and the maximum 60% of on-target award shall be prorated to an amount proportional to the number of days remaining in the fiscal year. The share price appreciation component of on-target bonus shall be determined subsequent to the close of the fiscal year.


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          (f)  20% of the on-target bonus shall be at the discretion of the
               Compensation Committee in the case of the Chairman and the CEO and in the case of the participants in Appendix I, Section II, based upon an evaluation of the individual goals agreed to between the CEO and the participant as evaluated by the CEO and the Chairman. The discretionary component of on-target bonus shall be determined subsequent to the close of FY2002.

6.   PAYMENT OF BONUSES

     Funded bonus will be payable not later than sixty days after the end of the period in which the bonus was earned provided that the results for the period have been issued to the public.

7.   TERMINATION OF EMPLOYEE

     7.1 If a Participant's employment is terminated prior to the conclusion of any Plan Quarter or, following the conclusion of a Plan Year, or prior to any payment being made:

          (a) By reason of (i) any deliberate material breach by the Participant of his employment obligations with the Company, which, if curable, is not cured within ten (10) days after the Company shall have notified the Participant in writing describing to Participant all material facts concerning such breach, (ii) any deliberate material breach by the Participant of his employment obligations with the Company, which is not curable according to notice from the Company, or (iii) the conviction of a felony or the commission of a material, fraudulent act by the Participant against the Company;

          (b) Voluntarily by Participant other than for a "Reason Constituting Good Cause." Reasons Constituting Good Cause are limited to: (i) a significant change in the nature and scope of Participant's duties combined with a change in the Participant's title resulting in a position of materially lesser authority, or (ii) a reduction in the Participant's base compensation.

          Then, Participant shall cease to have any rights to any amounts unpaid on the date of termination of employment.

     7.2  If a Participant's employment is terminated:

          (a)  By reason of Death, Permanent Disability; or

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          (b)  By the Company for a reason other than one described at subparagraph 7.1(a);

          If such a termination occurs prior to the conclusion of any Plan Quarter or Year, the Participant shall receive the amount which the Participant otherwise would have been entitled to receive had he remained in the employ of the Company through the end of the Plan Year, but pro-rated based on the number of complete months of employment with the Company during such Plan Year. The amount earned shall be paid according to the Plan rules.

8.   BENEFICIARY DESIGNATIONS

     8.1 If a Participant's employment with the Company is terminated by his death or if he dies after termination of his employment but prior to the distribution to him of all amounts payable to him under the Plan, any amounts otherwise payable to him hereunder shall be distributed to his designated beneficiary or beneficiaries. For the purposes of this plan a Participant's beneficiary will be the beneficiary designated under Company provided life insurance coverage. However, a Participant may from time to time revoke or change any beneficiary designation on file with the Company.

          If there is no effective beneficiary designation on file with the Company at the time of a Participant's death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to the Participant's estate. If a beneficiary designated by the Participant to receive his benefits shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary's estate, unless the deceased beneficiary designation provides otherwise.

     8.2 The Company shall deduct from the distributions to be made to a Participant or his designated beneficiary or beneficiaries under this Plan any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law and all amounts distributable under this Plan are stated herein before any such deductions. The Company may rely on a written opinion from its legal counsel regarding any questions which may arise in connection with any such deductions.

9.   RIGHTS, PRIVILEGES AND DUTIES OF PARTICIPATION

     9.1 No participant or other person shall have any interest in any fund or in any specific asset or assets of the Company and its Subsidiaries by reason of being a

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          Participant under this Plan nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

     9.2 The Company shall have the right, but shall be under no obligation, to segregate cash to fund bonuses payable under the Plan. However, any such segregated amounts shall at all times remain Company assets, subject to the claims of its creditors.

     9.3 Each Participant shall be entitled to receive a current copy of the Plan upon his designation as a Participant if a written request for a copy of the Plan is provided to the Chief Executive Officer or the Chairman of the Board. Thereafter, as long as he remains a Participant, he shall be entitled to receive copies of any amendments to the Plan within sixty (60) days after their adoption.

     9.4 The designation of any employee as a Participant under this Plan shall not be construed as conferring upon such employee any right to remain in the employ of the Company and each such Participant shall remain an employee at will. The right of the Company to discipline or discharge an employee shall not be affected in any manner by reason of such employee's designation as a Participant under this Plan.

     9.5 To the extent permitted by law, the right of any Participant or any beneficiary to receive any payment hereunder shall not be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, transfer, sell, assign, pledge or otherwise encumber any such payment whether presently or thereafter payable, shall be void. Any payment due hereunder shall not in any manner be subject to any debts or liabilities of any Participant or his beneficiary.


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                                   APPENDIX I


                               MRO SOFTWARE, INC.

                              EXECUTIVE BONUS PLAN

                              ELIGIBLE PARTICIPANTS



                                                    ON-TARGET BONUS
                                                       AS A % OF              ON-TARGET
                                 BASE SALARY          BASE SALARY               BONUS
                                 -----------          -----------               -----
SECTION I:

        CHIP DRAPEAU               350,000                125%                 437,500

        ROBERT DANIELS             350,000                125%                 437,500


SECTION II:

         PETER RICE                215,000                100%                 215,000

         BILL SAWYER               215,000                100%                 215,000

         JACK YOUNG                215,000                100%                 215,000

         TED WILLIAMS              215,000                100%                 215,000

         PATTI FOYE                215,000                100%                 215,000

         CRAIG NEWFIELD            150,000                 50%                  75,000

Footnotes:

*    Salaries to be effective January 1, 2002.

* Mr. Williams will be entitled to an incremental year end bonus equal to .2% of the amount by which worldwide software revenues exceed $75,000,000.


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                                   APPENDIX II


                               MRO SOFTWARE, INC.

                              EXECUTIVE BONUS PLAN

                          ON-TARGET REVENUE & EARNINGS


             TARGET               FY2001             FY2002         FY2002
             YR OVER YR           ACTUAL           ON-TARGET       ON-TARGET
             REV % GROWTH         REVENUE           REVENUE        EARNINGS*

 Q1 FY2002       9.9%          $ 41,468,000       45,578,000         652,000

 Q2 FY2002       8.6%            45,742,000       49,697,000       1,392,000

 Q3 FY2002       16.8%           47,316,000       55,278,000       1,895,000

 Q4 FY2002       17.1%           50,924,000       59,607,000       2,597,000
                                -----------------------------     ----------

 FY2002          13.3%         $185,450,000     $210,160,000      $6,536,000


* ON-TARGET EARNINGS is net income plus add back of Amortization and includes the Bonus provision.